Exhibit 9.5

First Amendment to the Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees

WHEREAS, Sauer-Danfoss Inc. (the “Company”) sponsors the Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees (the “Plan”);

WHEREAS, the Board of Directors of the Company (the “Board”), pursuant to Article 9 of the Plan, reserved the right to amend the Plan at any time;

WHEREAS, on December 7, 2005, the Compensation Committee of the Board determined that it was advisable to incorporate the capability under the Plan for certain nonemployee members of the Board to be able to defer all or a portion of their director compensation;

WHEREAS, the Compensation Committee delegated to the undersigned officer of the Company the authority to amend the Plan for same and whereby it is now deemed desirable to amend the Plan; and

NOW, THEREFORE, pursuant to the authority in Article 9 of the Plan, the Company hereby amends the Plan as follows, effective as of January 1, 2006:

1.                                       By changing the name of the Plan to the “Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees and US Nonemployee Directors” everywhere where it appears within the Plan document.

2.                                       By deleting Article 1 in its entirety and substituting the following new Article 1 into the Plan as a part thereof:

Article 1.  Establishment and Purpose

1.1                                 Establishment. Sauer-Danfoss Inc., a Delaware corporation (the “Company”), hereby establishes, effective as of January 1, 2005, a nonqualified deferred compensation plan for selected employees of the Company or of a member of a Related Group with the Company and non-employee members of the Board of Directors of the Company who are based in the United States. Such plan shall be known as the “Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees and US Nonemployee Directors” (the “Plan”).

1.2                                 Purpose.  The primary purpose of the Plan is to provide certain employees and members of the Board of Directors who constitute a select group of management or highly compensated employees of the Company with the opportunity to voluntarily defer all or a portion of their Compensation subject to the terms of the Plan and Code Section 409A.  By adopting the Plan, the Company desires to enhance the ability of the Company to attract and retain employees and certain directors of outstanding competence.

3.                                       By deleting paragraph (h) of Article 2 in its entirety and substituting the following new paragraph (h) into the Plan as a part thereof:

(h)                                 “Compensation” means:

(i)                                     for an Employee, the total amount of base compensation and annual incentive plan bonus paid to such Employee by the Company or a member of the Related Group for services rendered during a Plan Year; and

(ii)                                  for a US Nonemployee Director, the total amount of director compensation (and any other incentive plan compensation which the Committee determines is eligible for deferral under this Plan) paid to such US Nonemployee Director by the Company for services rendered in conjunction with such US Nonemployee Director’s Board duties during a Plan Year.

4.                                       By deleting paragraph (p) of Article 2 in its entirety and substituting the following new paragraph (p) into the Plan as a part thereof:

(p)                                 “Participant” means any Employee or US Nonemployee Director who has participated in, and accrued a benefit under the Plan.

5.                                       By deleting paragraph (q) of Article 2 in its entirety and substituting the following new paragraph (q) into the Plan as a part thereof:

(q)                                 “Plan” means the Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees and US Nonemployee Directors.

6.                                       By inserting the following new paragraph (u) into Article 2 immediately following paragraph (t) of Article 2 of the Plan as a part thereof:

(q)                                 “US Nonemployee Director” means a Director who is not an Employee and who is based in the United States.

7.                                       By deleting the first sentence of Section 3.1 of the Plan and substituting the following new sentence into the Plan as a part thereof:

The Plan shall be administered by the Committee with respect to Company Officers and US Nonemployee Directors, and by the Executive Office with respect to Employees other than Company Officers.

8.                                       By deleting Article 4 in its entirety and substituting the following new Article 4 into the Plan as a part thereof:

Article 4.  Eligibility and Participation

4.1                                 Eligibility.  Eligibility to participate in this Plan shall be limited to Employees and US Nonemployee Directors who constitute a select group of management or highly compensated employees of the Company or of a member of a Related Group with the Company.  The Committee shall, in its discretion, select the Company Officers who are eligible to participate in the Plan.  The Executive Office shall, in its discretion, select the Employees, other than Company Officers, who are eligible to participate in the Plan.  All US Nonemployee Directors shall be immediately eligible to participate in the Plan unless otherwise removed from eligibility to participate by written action of the Committee.  The Company’s Vice President-Human Resources shall notify such selected Company Officers, Employees and US Nonemployee Directors of their eligibility in writing.  Once granted, eligibility will continue on a year to year basis unless otherwise cancelled by the Committee, in the case of Company Officers and US Nonemployee Directors or by the Executive Office, in the case of Employees other than Company Officers.   No Employee or US Nonemployee Director shall be allowed to vote in any matter affecting his or her eligibility or participation in this Plan. In the event a Participant no longer meets the requirements for eligibility to participate in the Plan, such Participant shall become an inactive Participant retaining all of the rights described under the Plan, except the right to make any further deferrals hereunder.

4.2                                 Participation.  When an Employee is first selected for eligibility to participate under the Plan by the Committee or the Executive Office, as the case may be, or a US Nonemployee Director first become eligible, such Employee or US Nonemployee Director, as the case may be, shall, as soon as practicable thereafter, be notified in writing by the Company’s Vice President-Human Resources of eligibility to participate.  At such time, the Company shall provide such Employee or US Nonemployee Director with an “Election to Defer Form” which shall be submitted by the Employee or US Nonemployee Director as provided in Section 5.1 hereof.

Unless otherwise determined by the Committee and the Executive Office, once notified of eligibility to participate, each eligible Employee and US Nonemployee Director shall be entitled to make deferrals with respect to each subsequent Plan Year by submitting an “Election to Defer Form” as provided in Section 5.1 hereof and as reflected in Exhibit B.  With respect to a Participant’s annual deferrals for a given Plan Year, the “Election to Defer Form” must be completed and returned no later than the last day of the Plan Year preceding the Plan Year for which the election is to be effective.  For example, an election for the 2005 Plan Year must be completed and returned no later than December 31st, 2004.

4.3                                 Partial Plan Year Participation.  In the event an Employee or US Nonemployee Director first becomes eligible to participate in the Plan after the beginning of a Plan Year, such Employee may complete an “Election to Defer Form” within thirty (30) days of being notified of eligibility to participate.  If filed within the applicable thirty (30) day window, such election shall be valid and applicable for the Plan Year then in progress; provided, however, such deferral election submitted pursuant to this Section 4.3 shall apply only to Compensation earned subsequent to the date on which a valid “Election to Defer Form” is received by the Company from the Participant.

9.                                       By deleting Section 5.6 of the Plan in its entirety and substituting the following new Section 5.6 into the Plan as a part thereof:

5.6                                 No Default Deferral Elections.  Participants are required to file annual deferral elections.  If an Employee or US Nonemployee Director participates under the Plan for a given Plan Year, but does not file a timely election form for the next Plan Year, the Employee or US Nonemployee Director, as the case may be, shall not be allowed to participate for such successive Plan Year.  Each Plan Year will require a distinct election to participate.

10.                                 By deleting Section 8.3 in its entirety and substituting the following new Section 8.3 into the Plan as a part thereof:

8.3                                 Service with the Company.  Neither the establishment of the Plan, nor any action taken hereunder, shall in any way obligate the Company or any other member of the Related Group to continue the employment of an Employee or US Nonemployee Director, as the case may be, as an executive or in any other capacity.

11.                                 By deleting Article 9 in its entirety and substituting the following new Article 9 into the Plan as a part thereof:

Article 9.  Amendment and Termination

The Company hereby reserves the right to amend, modify or terminate the Plan at any time by action of the Committee, with respect to changes impacting Company Officers and US Nonemployee Directors, and by the Executive Office, with respect to changes impacting Employees other than Company Officers. No such amendment or termination shall in any material manner adversely affect any Participant’s rights to deferred amounts (including earnings and appreciation thereon) without the consent of the Participant.

IN WITNESS WHEREOF, the Company has authorized the execution on its behalf this First Amendment, this 13th day of December, 2005.

Sauer-Danfoss Inc.

By:	/s/ Ronald C. Hanson
Its:	Vice President Human Resources